EXHIBIT 2.1

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
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In re: DYNEGY HOLDINGS, LLC, et al.,(1) Debtors.	: : : : : : :	Chapter 11 Case No. 11-38111 (CGM) Jointly Administered

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ORDER CONFIRMING THE OPERATING DEBTORS’ JOINT PLAN OF
LIQUIDATION PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

On November 7, 2011 (the “Petition Date”), Dynegy Northeast Generation, Inc. (“DNE”), Hudson Power, L.L.C. (“Hudson”), Dynegy Danskammer, L.L.C. (“Dynegy Danskammer”), and Dynegy Roseton, L.L.C. (“Dynegy Roseton”, and together with DNE, Hudson, and Dynegy Danskammer, the “Operating Debtors”), and Dynegy Holdings, LLC (“DH”, and together with the Operating Debtors, the “Debtors”) each filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York, Poughkeepsie Division (the “Bankruptcy Court”).

On November 9, 2011, the Bankruptcy Court entered an order jointly administering the Debtors’ chapter 11 cases (the “Chapter 11 Cases”) under the lead case In re Dynegy Holdings, LLC, Case No. 11-38111 (CGM) [Docket No. 32].  On November 16, 2011, the United States Trustee for Region 2 (which includes the Southern District of New York) (the “U.S. Trustee”)

(1) The Operating Debtors, together with the last four digits of each Operating Debtor’s federal tax identification number, are Dynegy Northeast Generation, Inc. (6760); Hudson Power, L.L.C. (NONE); Dynegy Danskammer, L.L.C. (9301); and Dynegy Roseton, L.L.C. (9299).  The location of the corporate headquarters and the service address for Dynegy Northeast Generation, Inc. and Hudson Power, L.L.C. is 601 Travis Street Ste. 1400, Houston, Texas 77002.  The location of the service address for Dynegy Roseton, L.L.C. is 992 River Road, Newburgh, New York 12550.  The location of the service address for Dynegy Danskammer, L.L.C. is 994 River Road, Newburgh, New York 12550.

appointed an official committee of unsecured creditors (the “Committee”) pursuant to section 1102 of the Bankruptcy Code [Docket No. 85], and on November 29, 2011, the U.S. Trustee amended the appointment of the Committee [Docket No. 108].

On July 6, 2012, DH’s parent company, Dynegy Inc. (“Dynegy”), filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code.  Dynegy’s chapter 11 case is administered under the caption In re Dynegy, Inc., Case No. 12-36728 (CGM).  On September 10, 2012, the Bankruptcy Court entered an order [Docket No. 1029] (the “DH/Dynegy Confirmation Order”) confirming the joint plan of reorganization for DH and Dynegy [Docket No. 861] (the “DH/Dynegy Plan”) and the DH/Dynegy Plan went effective on October 1, 2012 [Docket No. 1102].  Under the terms of the DH/Dynegy Plan, DH merged with and into Dynegy, with Dynegy remaining as the surviving entity.

On June 1, 2012, the Bankruptcy Court entered an order [Docket No. 758] (the “Settlement Order”) approving the Amended and Restated Settlement Agreement [Docket No. 739-1] between and among the various Settlement Parties signatory thereto (as so amended and restated, the “Settlement Agreement”).  The Settlement Agreement resolved (without any admissions or judicial determinations) all remaining disputes related to, among other things, the adversary proceeding commenced by the Lease Trustee(2) as well as the Lease Trustee’s Claims against DH, Dynegy Roseton, and Dynegy Danskammer.  With respect to Dynegy Roseton and Dynegy Danskammer, the Settlement Agreement:

•                  provides the Lease Trustee with allowed unsecured claims (the “Lease GUC Claims”) in the amounts of (a) $454,717,690 against Dynegy Roseton on account of all claims arising under or relating to the Roseton Lease Documents, and

(2)  Capitalized terms used but not separately defined herein shall have the meanings ascribed to them in the Plan (as defined herein).

(b) $85,282,310 against Dynegy Danskammer on account of all claims arising under or relating to the Danskammer Lease Documents;

•                  provides the Lease Trustee with administrative expense claims (the “Lease Trustee Administrative Claims”) against (a) Dynegy Roseton on account of post-petition accrued rent, plus additional amounts that may accrue thereafter pursuant to the Roseton Lease Documents, in the amount of $42,176,760, and (b) Dynegy Danskammer on account of post-petition accrued rent, plus additional amounts that may accrue thereafter pursuant to the Danskammer Lease Documents, in the amount of $3,154,179;

•                  provides for a cap on recoveries available to the Lease Trustee on account of its Claims against both the Operating Debtors and DH (exclusive of amounts received on account of trustee and professional fees and expenses) in the amount of $571,507,840 (the “Lessor Recovery Cap”);

•                  requires the Operating Debtors, DH, and Dynegy, with the cooperation of the PSEG Entities, to use commercially reasonable efforts to sell the Facilities (the “Sale Transactions”), the terms of which must be mutually agreed upon among the Operating Debtors, DH, Dynegy, the Committee, RCM, and the Lease Trustee;

•                  requires the Operating Debtors, DH, Dynegy, the Lease Trustee, and the PSEG Entities to cooperate with respect to obtaining all necessary regulatory approvals in connection with the Sale Transactions;

•                  requires the PSEG Entities to cooperate with the Operating Debtors, DH, and Dynegy to effect transfer of title to the Facilities in connection with the Sale Transactions;

•                  requires the Operating Debtors, DH, Dynegy, the PSEG Entities, the Committee, and the Lease Trustee, in consultation with the Consenting Senior Noteholders (as defined in the Settlement Agreement), to determine the percentages of the PSEG Entities’ and the Operating Debtors’ respective interests in the Facilities;

•                  sets forth a waterfall for the distribution of proceeds from the Sale Transactions; and

•                  provides for the consensual release of all claims relating to matters investigated by the Examiner (except for the consideration provided under the Settlement Agreement) by and among the Operating Debtors, DH, Dynegy, all of Dynegy’s direct and non-direct subsidiaries, and the Settlement Parties (as defined in the Settlement Agreement).

Pursuant to the Settlement Agreement, any proceeds from a sale of the Facilities (or portion thereof) shall be distributed as follows:

•                  First, to the Operating Debtors, to pay any and all reasonable and documented out-of-pocket fees and expenses incurred by the Operating Debtors in connection with such sale;

•                  Second, (a) that portion of the remaining proceeds attributable to the Operating Debtors’ interests in the sold property, to creditors and Equity Interest holders of Dynegy Roseton and Dynegy Danskammer (including, without limitation, to DH to pay any and all outstanding DIP Claims); provided, that all proceeds to be distributed to the Lease Trustee on account of the Lease Trustee Administrative Claims and/or the Lease GUC Claims shall be in full and final satisfaction of such claims and shall instead be distributed as follows: first, to the other holders of allowed general unsecured claims against Dynegy Roseton and Dynegy Danskammer in an amount not to exceed $500,000 (the “GUC Carveout”), and second, to the Lease Trustee or DH in accordance with subclause (b) of this paragraph; and (b) that portion of the remaining proceeds attributable to the PSEG Entities’ interests in the sold property as follows (subject to the Lessor Recovery Cap):

•                  50% solely to the Lease Trustee; and

•                  50% to DH, to be distributed to holders of allowed general unsecured claims against DH pursuant to the DH/Dynegy Plan; provided, that the Lease Trustee (on behalf of itself and the Lease Certificate Holders) shall disclaim any right to a distribution of the amounts paid to DH in its capacity as a creditor of DH, and shall turn over any such distribution it receives to DH for distribution to the other creditors of DH pursuant to the DH/Dynegy Plan.

In furtherance of the agreement of the Settlement Parties as set forth in the Settlement Agreement, on August 16, 2012, the Operating Debtors filed a motion seeking to sell the Facilities [Docket No. 930] (the “Sale Motion”).  On September 27, 2012, the Bankruptcy Court entered an order approving bid procedures for the sale of the Facilities, notice procedures for the sale, auction, and hearing, and notice procedures for the assumption and assignment of executory contracts [Docket No. 1098] (the “Bid Procedures Order”).  The auction process set forth in the Bid Procedures Order (and as the Bid Procedures appended thereto were amended from time to time, in accordance with the Bid Procedures) afforded a full and fair opportunity for any interested purchaser to submit a bid for the Facilities.

On December 4, 2012, the Operating Debtors, in consultation with the Committee, RCM, and the Lease Trustee, declared LDH U.S. Asset Holdings LLC (the “Roseton Buyer”) the winning bidder for the Roseton Facility, and ICS NY Holdings, LLC (the “Danskammer Buyer”, and together with the Roseton Buyer, the “Buyers”) the winning bidder for the Danskammer Facility.  On December 26, 2012, following a hearing held on December 21, 2012, the Bankruptcy Court entered the Sale Order [Docket No. 1243] approving the Sale Transactions.

On December 14, 2012, the Operating Debtors filed the Operating Debtors’ Joint Plan of Liquidation Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 1223] (as amended or modified, the “Plan”) and related disclosure statement [Docket No. 1224] (as amended or modified, the “Disclosure Statement”) .  The Operating Debtors filed amended versions of the Plan and Disclosure Statement on January 21, 2013 [Docket Nos. 1270, 1271] and January 23, 2013 [Docket Nos. 1295, 1296].  On March 8, 2013, the Operating Debtors filed an additional amended version of the Plan containing certain nonmaterial modifications as set forth in ¶ F below.

On January 24, 2013, the Bankruptcy Court entered the Order (I) Approving (A) the Disclosure Statement; (B) Solicitation and Voting Procedures; and (II) Scheduling the Plan Confirmation Process and Granting Related Relief [Docket No. 1298] (the “Disclosure Statement Order”).  The Disclosure Statement Order, among other things, (i) established March 1, 2013 at 5:00 p.m. (prevailing Eastern Time) as the deadline for voting on the Plan and objecting to the Plan, and (ii) scheduled a hearing commencing on March 12, 2013 at 1:00 p.m. (prevailing Eastern Time) to consider confirmation of the Plan and objections thereto (the “Confirmation Hearing”).

The Operating Debtors’ notice, claims, and solicitation agent, Epiq Bankruptcy Solutions, LLC (“Epiq”), transmitted solicitation packages in accordance with the Disclosure Statement Order, as attested to in the Affidavit of Service of Solicitation Materials filed on February 6,

2013[Docket No. 1315] (the “Solicitation Affidavit”).  In addition, in accordance with the Disclosure Statement Order, Epiq caused notices of the Confirmation Hearing to be published, on February 5, 2013, in The New York Times (National Edition) and a local publication, The Middletown (NY) Times Herald-Record.  [Docket Nos. 1321, 1322].

On February 27, 2013, the Operating Debtors filed their Notice of Filing of List of Executory Contracts and Unexpired Leases in Connection with the Plan Supplement [Docket No. 1327] (the “Plan Supplement”).  The Plan Supplement contained a Schedule of Assumed and Assigned Executory Contracts and Unexpired Leases (the “Schedule of Contracts”) that were to be assumed and assigned pursuant to Sections 2.1 and 2.2 of the Roseton APA, Section 2.1 of the Danskammer APA, and the Sale Order.

On March 1, 2013, the U.S. Trustee filed an objection to confirmation of the Plan [Docket No. 1331 (the “U.S. Trustee Objection”).  Also on March 1, 2013, Stephen Lucas, as lead plaintiff in the securities class action entitled Charles Silsby, individually and on behalf of all other similarly situated v. Carl C. Icahn, Dynegy Inc., Robert C. Flexon, Clint Freeland, et al., filed a joinder in the U.S. Trustee Objection [Docket No. 1332] (the “Lead Plaintiff Joinder”).  The Lead Plaintiff Joinder was withdrawn, for the reasons stated on the record at the Confirmation Hearing.  No other objections or other written responses were filed with respect to confirmation of the Plan.

On March 8, 2013, the Operating Debtors filed the Declaration of Christina F. Pullo on Behalf of Epiq Bankruptcy Solutions, LLC, Regarding Voting and Tabulation of Ballots Accepting and Rejecting the Operating Debtors’ Joint Plan of Liquidation Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 1342] (the “Voting Certification”).

On March 8, 2013, the Operating Debtors filed the Operating Debtors’ (A) Memorandum of Law in Support of Confirmation of Operating Debtors’ Joint Plan of Liquidation Pursuant to

Chapter 11 of the Bankruptcy Code and (B) Omnibus Reply to Objections to Confirmation of the Plan of Liquidation [Docket No. 1343] (the “Confirmation Brief”).  Further, on March 8, 2013, the Operating Debtors filed the Declaration of Catherine B. Callaway in Support of the Operating Debtors’ Joint Plan of Liquidation Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 1344] (the “Callaway Declaration”) and the Declaration of Heidi Lewis in Support of the Operating Debtors’ Joint Plan of Liquidation Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 1345] (the “Lewis Declaration”, and together with the Voting Certification and the Callaway Declaration, the “Declarations in Support of the Plan”).

On March 8, 2013, Epiq transmitted copies of the Plan, as amended, the Notice of Filing of Modifications to Operating Debtors’ Joint Plan of Liquidation Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 1341] (the “Plan Notice”), the Confirmation Brief, the Declarations in Support, the Notice of Filing of Proposed Order Confirming the Operating Debtors’ Amended Plan of Reorganization [Docket No. 1346] (the “Proposed Order Notice”), the Notice of Agenda of Matters Scheduled for Hearing on March 12, 2013 at 1:00 p.m. [Docket No. 1347] (the “Confirmation Hearing Agenda”), the Amended Notice of Hearing of the Operating Debtors’ Motion for an Order Pursuant to Sections 105(a) and 365(a) of the Bankruptcy Code Authorizing the Rejection of Executory Contract [Docket No. 1348] (the “Amended Notice Hearing”) and the Voting Certification to those parties listed in the Affidavit of Service of Pete Caris [Docket No. 1349].

On March 11, 2013, the Operating Debtors filed the Declaration of Christina F. Pullo on Behalf of Epiq Bankruptcy Solutions, LLC, Regarding Parties Electing to Opt Out of Releases Set Forth in Section 9.4 of the Operating Debtors’ Joint Plan of Liquidation Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 1350] (the “Opt-Out Certification”).

The Confirmation Hearing concluded on March 12, 2013.

NOW, THEREFORE, the Bankruptcy Court having considered the Plan, the Disclosure Statement, the APAs, the Transaction Documents, the Solicitation Affidavit, the Confirmation Brief, the Declarations in Support of the Plan, the U.S. Trustee Objection and the Lead Plaintiff Joinder, all evidence proffered or adduced and the arguments of counsel at the Confirmation Hearing, and the entire record of these Chapter 11 Cases; and after due deliberation thereon and good cause appearing therefor, the Bankruptcy Court makes and issues the following Findings of Fact and Conclusions of Law and hereby orders as follows:(3)

FINDINGS OF FACT AND CONCLUSIONS OF LAW

A.                                    Jurisdiction and Venue.  This Bankruptcy Court has subject matter jurisdiction to confirm the Plan pursuant to 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference signed by Chief Judge Preska dated January 31, 2012.  Venue before this Bankruptcy Court was proper as of the Petition Date and continues to be proper pursuant to 28 U.S.C. §§ 1408 and 1409.  Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(A), (L), and (O).  The Operating Debtors (and each of them) were and are qualified to be debtors under section 109 of the Bankruptcy Code.

B.                                    Burden of Proof.  The Operating Debtors, as proponents of the Plan, have the burden of proving the elements of section 1129(a) of the Bankruptcy Code by a preponderance of the evidence, and, as set forth below, the Operating Debtors have satisfied that burden as to each such element.

(3)  This Confirmation Order constitutes this Bankruptcy Court’s findings of fact and conclusions of law under Rule 52 of the Federal Rules of Civil Procedure, made applicable by Rules 7052 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”).  Any and all findings of fact shall constitute findings of fact even if they are stated as conclusions of law, and any and all conclusions of law shall constitute conclusions of law even if they are stated as findings of fact.

C.                                    Standing.  The Operating Debtors have satisfied section 1121 of the Bankruptcy Code in that each of the Operating Debtors has standing to file a plan.  Furthermore, the Plan reflects the date it was filed with the Bankruptcy Court and identifies the Operating Debtors as the Plan proponents, thereby satisfying Bankruptcy Rule 3016(a).

D.                                    Judicial Notice.  This Bankruptcy Court takes judicial notice of (i) the dockets in these Chapter 11 Cases maintained by the clerk of the Bankruptcy Court and/or its duly appointed agent, including, without limitation, all pleadings, notices, and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at the hearings held before the Bankruptcy Court during these Chapter 11 Cases, including, without limitation, the hearing to consider the adequacy of the Disclosure Statement and the Confirmation Hearing, and (ii) the filings made by or on behalf of the Operating Debtors with the Securities and Exchange Commission, including, without limitation, those referenced in this Confirmation Order.

E.                                     The Record.  The following record (the “Record”) was established to support confirmation of the Plan:

1.                                      all documents identified by the Operating Debtors at the Confirmation Hearing, including, without limitation, the Plan, the Disclosure Statement, the APAs, the Transaction Documents, and all exhibits, schedules and attachments thereto and filed in connection therewith, all of which were admitted into evidence without objection;

2.                                      the Declarations in Support of the Plan;

3.                                      the Solicitation Affidavit;

4.                                      the entire record of these Chapter 11 Cases and the docket maintained by the clerk of the Bankruptcy Court and/or its duly appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered, or adduced at the hearings held before the Bankruptcy Court during these Chapter 11 Cases, as to which the Bankruptcy Court took judicial notice at the Confirmation Hearing; and

5.                                      the statements and arguments of counsel on the record at the Confirmation Hearing, and all papers and pleadings filed with the Bankruptcy Court in support of, in opposition to, or otherwise in connection with, confirmation of the Plan.

The evidence that was admitted into the Record in support of confirmation of the Plan and all related matters demonstrates, by a clear preponderance of the evidence, that the Plan should be confirmed.

F.                                      Modifications to the Plan.  The Operating Debtors have made the nonmaterial modifications to the Plan as set forth in Exhibit A hereto (the “Modifications”).  Pursuant to section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, none of the Modifications require additional disclosure under section 1125 of the Bankruptcy Code or resolicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that the holders of Claims or Equity Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan or previous determinations as to whether to “opt out” of certain releases and injunctions provided in the Plan.  The Plan as modified by the Modifications shall constitute the Plan submitted for confirmation to the Bankruptcy Court, and confirmed by this Order.

G.                                    Solicitation and Notice.  To obtain the requisite acceptance of the Plan, on January 28, 2013, the Operating Debtors (by and through their Solicitation Agent, Epiq) completed solicitation of acceptances and rejections of the Plan by distributing the Disclosure Statement and related materials to holders of Allowed Claims against the Operating Debtors classified in Impaired Classes entitled to vote under the Plan in accordance with the Disclosure Statement Order.  See Solicitation Affidavit.  Notice of the Confirmation Hearing was appropriate and satisfactory based upon the circumstances of these Chapter 11 Cases.  The forms of the Ballots adequately addressed the particular needs of these Chapter 11 Cases and were appropriate for holders of Claims in Classes 3A-3D — General Unsecured Claims, Classes 4A-4D — Convenience

Claims,(4) and Class 5 — Lease GUC Claims, the only classes of Claims entitled to vote to accept or reject the Plan (collectively, the “Voting Classes”).  The period during which the Operating Debtors solicited acceptances to the Plan was a reasonable period of time for holders of Allowed Claims in the Voting Classes to make an informed decision to accept or reject the Plan.  Other than the Voting Classes noted herein, the Operating Debtors were not required to solicit acceptance or rejection of the Plan with respect to the remaining Classes, which Classes are conclusively deemed to either accept (in the case of Classes 1 and 2) or reject (in the case of Class 6) the Plan pursuant to sections 1126(f) or 1126(g) of the Bankruptcy Code, respectively.  The transmittal and service of the Plan, the Disclosure Statement, the Disclosure Statement Order, the Ballots, and the notice of the Confirmation Hearing complied with the solicitation procedures approved in the Disclosure Statement Order, was conducted in good faith, and complied with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules.

H.                                   Voting.  As evidenced by the Voting Certification, each class of Claims and Equity Interests either (i) voted to accept the Plan under section 1126 of the Bankruptcy Code and for purposes of section 1129(a)(8)(A) of the Bankruptcy Code (in the case of each of the Voting Classes), (ii) is not impaired as provided in sections 1124 and 1129(a)(8)(B) of the Bankruptcy Code (in the case of Classes 1 and 2), or (iii) is conclusively deemed to have voted to reject the Plan under section 1126(g) of the Bankruptcy Code (in the case of Class 6).  Each of the Voting Classes (Classes 3A-3D — General Unsecured Claims,(5) Classes 4A-4D — Convenience Claims, and

(4)  As stated in the Solicitation Affidavit, as of the Voting Record Date (as defined in the Solicitation Affidavit), Class 4B contained no parties eligible to vote, and therefore, no Class 4B Ballots were mailed as part of the solicitation.  See Solicitation Declaration, at 2.

(5)  Although no creditor in Classes 3B or 3C submitted a ballot, the Plan may still be confirmed because Classes 3B and 3C may be deemed to have accepted the Plan, (see ¶ Q below), or alternatively, the Plan satisfies the cramdown requirements of section 1129(b)(2)(B) with respect to Classes 3B and 3C (see ¶ X below).

Class 5 — Lease GUC Claims), the only Classes entitled to vote on the Plan, voted to accept the Plan.

I.                                        Plan Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(1)).  As set forth below, and as demonstrated by the Record, the Plan complies with all relevant sections of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

1.                                      Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)).  The Plan complies fully with the requirements of sections 1122 and 1123 of the Bankruptcy Code.  The Plan’s classifications conform to the statute and separately classify Claims based on valid business and legal reasons.  The Plan’s classifications have a rational basis because they are based on the respective legal rights of each holder of a Claim against or Equity Interest in the applicable Operating Debtor’s estate and were not proposed to create an impaired consenting class and, thereby, manipulate class voting.  Article III of the Plan designates classes of Claims and Equity Interests that require classification.

2.                                      Specified Unimpaired Classes (11 U.S.C. § 1123(a)(2)).  The Plan complies fully with the requirements of section 1123(a)(2) of the Bankruptcy Code.  Article III of the Plan specifies the classification and treatment of Unimpaired Classes (Class 1— Priority Claims, and Class 2 — Secured Claims).

3.                                      Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)).  The Plan complies fully with the requirements of section 1123(a)(3) of the Bankruptcy Code.  Article III of the Plan specifies the classification and treatment of Impaired Classes (Classes 3A-3D — General Unsecured Claims, Classes 4A-4D — Convenience Claims, Class 5 — Lease GUC Claims, and Class 6 — Equity Interests in DNE).

4.                                      No Discrimination (11 U.S.C. § 1123(a)(4)).  The Plan complies fully with the requirements of section 1123(a)(4) of the Bankruptcy Code.  Article III of the Plan provides for the same treatment by the Operating Debtors for each Claim or Equity Interest in each Class, except to the extent that a holder of a particular Claim or Equity Interest has agreed to a less favorable treatment of such Claim or Equity Interest.

5.                                      Implementation of the Plan (11 U.S.C. § 1123(a)(5)).  The Plan complies fully with the requirements of section 1123(a)(5) of the Bankruptcy Code.  The Plan provides adequate means for implementation of the Plan through, among other things, and pursuant to the terms and conditions stated therein, the substantive consolidation of the Operating Debtors into DNE, the creation and funding of the Reserves, the Fee Claims Reserve, and the Excess Cash Reserve to pay Allowed Claims, the closing of the Sale Transactions, and the appointment of a Plan Administrator to wind down the estates.

6.                                      Nonvoting Equity Securities (11 U.S.C. § 1123(a)(6)).  Since the Operating Debtors are liquidating, this provision is inapplicable.

7.                                      Designation of Directors and Officers (11 U.S.C. § 1123(a)(7)).  The Plan complies fully with the requirements of section 1123(a)(7) of the Bankruptcy Code.  Pursuant to § 6.13 of the Plan, Dynegy shall be appointed as Plan Administrator and be the sole representative of the Post-Effective Date Debtor.  Kimberly Peck, the Assistant Treasurer of Dynegy, shall succeed to the powers of DNE’s officers and directors.  Such procedures and powers are consistent with the interests of the Operating Debtors’ stakeholders and with public policy.

J.                                        Additional Plan Provisions (11 U.S.C. § 1123(b)).  The Plan’s provisions are appropriate and consistent with the Bankruptcy Code.

1.                                      Impairment/Unimpairment of Any Class (11 U.S.C. § 1123(b)(1)).  Pursuant to the Plan, the Voting Classes and Class 6 are Impaired, and Class 1 — Priority Claims and Class 2 — Secured Claims are Unimpaired.

2.                                      Executory Contracts and Unexpired Leases (11 U.S.C. § 1123(b)(2)).  Article VII of the Plan provides for the rejection, effective on the Effective Date, of any Unexpired Lease and Executory Contract which are not expressly assumed, rejected, or terminated pursuant to Sections 2.1 and 2.2 of the Roseton APA, Section 2.1 of the Danskammer APA and the Sale Order, or by order of the Bankruptcy Court entered on or before the Effective Date, or which are not subject of a pending application to assume on the Effective Date.

3.                                      Retention of Claims (11 U.S.C. § 1123(b)(3)).  Section 6.17 of the Plan provides that the Post-Effective Date Debtor will retain and enforce any Causes of Action that are pending or that have accrued as of the Effective Date.

K.                                   Operating Debtors’ Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(2)).  The Plan complies fully with the requirements of section 1129(a)(2) of the Bankruptcy Code.  Pursuant to section 1129(a)(2) of the Bankruptcy Code, the Operating Debtors have complied with the applicable provisions of title 11, including, specifically, sections 1123, 1125, and 1126 of the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Order governing notice, disclosure, and solicitation in connection with the Plan, the Disclosure Statement, and all other matters considered by the Bankruptcy Court in connection with these Chapter 11 Cases.

L.                                     Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)).  The Plan complies fully with the requirements of section 1129(a)(3) of the Bankruptcy Code.  The Plan was proposed in good faith and not by any means forbidden by law.  In determining that the Plan has been proposed in good faith, the Bankruptcy Court has examined the totality of the circumstances surrounding the filing of these Chapter 11 Cases and the formulation of the Plan.  The Operating Debtors’ good faith is evident from the Record, including the Disclosure Statement and the Confirmation Hearing.  The Plan was proposed with the legitimate and honest purpose of maximizing the value of the Operating Debtors’ Estates and to effectuate a successful liquidation of the Operating Debtors.  The Plan was the product of extensive negotiations conducted at arm’s length among representatives of the Operating Debtors, Dynegy, the Committee, the Lease Trustee, the PSEG Entities, and the Buyers.  Moreover, the Bankruptcy Court has previously determined that the Sale Transactions, which are integral components of the Plan, were conducted and entered into in good faith.  See Sale Order ¶ J.

M.                                 Payment for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)).  The Plan complies fully with the requirements of section 1129(a)(4) of the Bankruptcy Code.  Any payment made or to be made by the Operating Debtors for services or for costs and expenses in connection with these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.

N.                                    Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)).  The Plan complies fully with the requirements of section 1129(a)(5) of the Bankruptcy Code.  The Operating Debtors have identified Dynegy to be the Plan Administrator and Kimberly Peck, Assistant Treasurer of Dynegy, to serve as the authorized representative of the Plan Administrator and as the sole director and officer of the Post-Effective Date Debtor.  The Plan Administrator shall not receive compensation for its services.

O.                                    No Rate Changes (11 U.S.C. § 1129(a)(6)).  Section 1129(a)(6) of the Bankruptcy Code is inapplicable because the Plan does not provide for any rate changes over which a governmental regulatory commission has jurisdiction.

P.                                      Best Interests of Creditors (11 U.S.C. § 1129(a)(7)).  The Plan complies fully with the requirements of section 1129(a)(7) of the Bankruptcy Code.  Each holder of an Impaired Claim or Equity Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Operating Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

Q.                                    Acceptance by Impaired Classes (11 U.S.C. § 1129(a)(8)).  As set forth in the Voting Certification, each of the Voting Classes (Classes 3A-3D — General Unsecured Claims, Classes 4A-4D — Convenience Claims, and Class 5 — Lease GUC Claims) overwhelmingly voted to accept the Plan.  Although no creditor in Classes 3B or 3C submitted a ballot, the Plan may still be confirmed because Classes 3B or 3C may be deemed to have accepted the Plan.  See In re Ruti-Sweetwater, Inc., 836 F.2d 1263, 1267-68 (10th Cir. 1988) (“Since [the claimant] did not object to the Plan at any time prior to its confirmation and because [the claimant] unilaterally opted not to vote on the confirmation of the Plan, the bankruptcy court  did not err in presuming their acceptance of the Plan”); see also In re Adelphia Commnc’s Corp., 368 B.R. 140, 261-62 (Bankr. S.D.N.Y. 2007) (finding Ruti-Sweetwater to be rightly decided, as “[r]egarding non-voters as rejecters runs contrary to the Code’s fundamental principle…”); In re DBSD N. Am., Inc., 419 B.R. 179, 206-07 (Bankr.S.D.N.Y. 2009), rev’d on other grounds, 634 F.3d 79 (2d. Cir. 2011) (“where the plan proponents have otherwise secured the assent of at least one  impaired class, and there are no votes whatever in a particular class, the absence of votes in a class doesn’t result in failure to satisfy section 1129(a)(8)”).  Alternatively, as set forth in ¶ X below, the Plan may still be confirmed because the Plan satisfies the nonconsensual confirmation provisions of section 1129(b)(2)(B) with respect to Classes 3B and 3C.  Class 6 (Equity Interests in DNE) is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Accordingly, section 1129(a)(8) of the Bankruptcy Code has not been and cannot be satisfied as to Class 6.  The Plan is still confirmable, however, because it satisfies the nonconsensual confirmation provisions of section 1129(b) of the Bankruptcy Code with respect to Class 6, as set forth below.

R.                                    Treatment of Administrative, Priority and Tax Claims (11 U.S.C. §1129(a)(9)).  The Plan complies fully with the requirements of section 1129(a)(9) of the Bankruptcy Code with respect to the treatment of Administrative Claims, Fee Claims, Priority Tax Claims, and Priority Claims.

1.                                      Pursuant to Section 2.2 of the Plan, holders of Allowed Administrative Claims, except to the extent that any such holder agrees to less favorable treatment or unless otherwise ordered by the Bankruptcy Court, will receive Cash equal to the amount of such Allowed Administrative Claim.  Allowed Administrative Claims representing obligations incurred in the ordinary course of business of the Operating Debtors may be paid in full in accordance with the terms and conditions of the particular transactions and any applicable agreements.  Pursuant to Section 2.3 of the Plan, the holders of the Lease Trustee Administrative Claims have agreed to accept different treatment than the treatment set forth in section 1129(a)(9) of the Bankruptcy Code, as specifically permitted by such section.  Pursuant to Sections 2.1, 3.3 and 5.7 of the Plan, the DIP Lender has agreed to accept different treatment than the treatment set forth in section 1129(a)(9) of the Bankruptcy Code, as specifically permitted by such section.

2.                                      Pursuant to Section 2.4 of the Plan, holders of Allowed Fee Claims will receive Cash equal to the amount of such Allowed Fee Claims.

3.                                      Pursuant to Section 2.6 of the Plan, holders of Allowed Priority Tax Claims, except to the extent that any such holder has been paid by the Operating Debtors before the Effective Date or agrees to less favorable treatment, will receive Cash equal to the amount of such Allowed Priority Tax Claim on the later of (i) the Effective Date and (ii) as soon as practicable after such Priority Tax Claim becomes an Allowed Priority Tax Claim.

4.                                      Pursuant to Section 3.2(a) of the Plan, holders of Allowed Priority Claims, except to the extent that any such holder agrees to less favorable treatment, will receive Cash equal to the amount of such Allowed Priority Claim on the later of (i) the Effective Date and (ii) as soon as practicable after such Priority Claim becomes an Allowed Priority Claim.

S.                                      Acceptance by Impaired Classes (11 U.S.C. § 1129(a)(10)).  The Plan complies fully with the requirements of section 1129(a)(10) of the Bankruptcy Code.  Specifically, each of the Voting Classes (Classes 3A-3D — General Unsecured Claims, Classes 4A-4D — Convenience Claims, and Class 5 — Lease GUC Claims) have voted to accept the Plan.(6)  See JPMorgan Chase Bank, N.A. v. Charter Commc’ns, LLC (In re Charter Commc’ns), 419 B.R. 221, 266 (Bankr. S.D.N.Y. 2009) (“it is appropriate to test compliance with section 1129(a)(10) on a per-plan basis, not…on a per-debtor basis”).

T.                                     Feasibility (11 U.S.C. § 1129(a)(11)).  The Plan complies fully with the requirements of section 1129(a)(11) of the Bankruptcy Code because it provides for the liquidation of the Operating Debtors.  The Operating Debtors have sold substantially all of their assets and will distribute Cash to creditors in accordance with the Plan.  The Record establishes that the Operating Debtors will have (upon consummation of the Sale Transactions) sufficient Cash to fund the distributions contemplated by the Plan.

U.                                    Payment of Fees (11 U.S.C. § 1129(a)(12)).  The Plan complies fully with the requirements of section 1129(a)(12) of the Bankruptcy Code.  Section 2.5 of the Plan provides for the payment of all statutory fees by the Operating Debtors or the Post-Effective Date Debtor, as

(6)  Although no creditor in Classes 3B or 3C submitted a ballot, the Plan may still be confirmed because Classes 3B or 3C may be deemed to have accepted the Plan, (see ¶ Q above), or alternatively, the Plan satisfies the cramdown requirements of section 1129(b)(2)(B) with respect to Classes 3B and 3C (see ¶ X below).

applicable.

V.                                    Continuation of Benefit Plans (11 U.S.C. §§ 1129(a)(13)).  The Plan complies fully with the requirements of section 1129(a)(13) of the Bankruptcy Code.  Section 2.3 of the Roseton APA provides for the assumption of OPEB Liabilities(7) by the Roseton Buyer.

W.                                 Miscellaneous Provisions (11 U.S.C. §§ 1129(a)(14)-(16).  Sections 1129(a)(14)-(16) of the Bankruptcy Code are inapplicable because the Operating Debtors (i) have no domestic support obligations, (ii) are not individuals, and (iii) are for-profit businesses.

X.                                    Nonconsensual Confirmation (Cramdown) of Non-Accepting Classes (11 U.S.C. § 1129(b)).  Notwithstanding the fact that Class 6 (Equity Interests in DNE) is deemed to have rejected the Plan, the Plan may be confirmed pursuant to section 1129(b) of the Bankruptcy Code because: (i) all of the applicable requirements of section 1129(a), other than section 1129(a)(8), have been met; (ii) the Voting Classes (Classes 3A-3D — General Unsecured Claims,(8) Classes 4A-4D — Convenience Claims, and Class 5 — Lease GUC Claims) are Impaired and have voted to accept the Plan; and (iii) the Plan does not discriminate unfairly and is fair and equitable to Classes 3B and 3C (General Unsecured Claims) and Class 6 (Equity Interests in DNE).  In particular, the Plan complies fully with the requirements of sections 1129(b)(2)(B) and (C) of the Bankruptcy Code because (i) no Class of creditors is receiving payment of more than 100% of the Allowed amount of such creditor’s Claim, and (ii) there are no Classes of Claims junior to Classes 3B and

(7)  “OPEB Liabilities” are defined in the Roseton APA as “all post-employment benefits related to any (a) active Employees and Danskammer employees who have provided notice of retirement to be effective prior to January 1, 2013, (b) retired employees of the Seller or its Affiliates whose employment was related to the maintenance and operation of the Acquired Assets and (c) retired Danskammer employees, in each case of (a), (b) and (c) including those individuals listed on Schedule A-2.  For the avoidance of doubt, OPEB Liabilities do not include pension benefits arising out of the Dynegy Northeast Generation, Inc. Pension Plan.”

(8)  Although no creditor in Classes 3B or 3C submitted a Ballot, the Plan may still be confirmed because Classes 3B and 3C may be deemed to have accepted the Plan (see ¶ Q above), or alternatively, the Plan satisfies the cramdown requirements of section 1129(b)(2)(B) with respect to Classes 3B and 3C as set forth in this paragraph.

3C and no Classes of Equity Interests junior to Class 6 that will receive any distributions under the Plan.  In addition, no holder of an Equity Interest in Class 6, nor any other party in interest, has objected to the Plan on the basis that it does not comply with section 1129(b) of the Bankruptcy Code.

Y.                                    Confirmation of Only One Plan (11 U.S.C. § 1129(c)).  The Plan (including previous versions thereof) is the only plan that has been filed in these Chapter 11 Cases.  Accordingly, the requirements of section 1129(c) of the Bankruptcy Code have been satisfied.

Z.                                     Principal Purpose of Plan (11 U.S.C. § 1129(d)).  The Plan complies fully with the requirements of section 1129(d) of the Bankruptcy Code.  The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933.

AA.                           Small Business Case (11 U.S.C. § 1129(e)).  Section 1129(e) of the Bankruptcy Code is inapplicable because these Chapter 11 Cases are not small business cases.

BB.                           Good Faith Solicitation (11 U.S.C. § 1125(e)).  Based on the Record in these Chapter 11 Cases, the Operating Debtors, and each of their respective current or former officers, directors, members, managers, employees, agents, attorneys, advisors, accountants, restructuring consultants, financial advisors, and investment bankers, have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all of their respective activities relating to the solicitation of acceptances of the Plan.

CC.                           Exemption From Transfer Taxes (11 U.S.C. § 1146(a)).  In accordance with section 1146(a) of the Bankruptcy Code, the transactions contemplated by the Plan, including the Sale Transactions, shall not be subject to any tax under any law imposing a stamp tax or similar tax, including any real or personal property transfer tax.

DD.                           Compromises and Settlements Under and in Connection With the Plan.  All of the settlements and compromises pursuant to and in connection with the Plan or incorporated by reference into the Plan comply with the requirements of section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019.  In particular, the allocation of Net Sale Proceeds pursuant to Section 5.7 of the Plan, and in accordance with ¶ 41 of the Sale Order, is appropriate under the circumstances of these Chapter 11 Cases.

EE.                             Substantive Consolidation Appropriate.  The substantive consolidation of all of the Operating Debtors into a single entity, DNE, as set forth in Section 6.1 of the Plan, is appropriate under the circumstances of these Chapter 11 Cases.

FF.                               Jurisdiction With Respect to Release and Exculpation Provisions.  To the fullest extent permitted by applicable law, the Bankruptcy Court approves the exculpations and releases set forth in Article IX of the Plan.  Sections 105(a) and 1123(b) of the Bankruptcy Code permit approval of the releases and exculpations set forth in Article IX of the Plan, if, as has been established here, such provisions (a) are consensual, (b) are essential to the formulation and implementation of the Plan, as provided in section 1123 of the Bankruptcy Code, (c) confer material benefits on the Operating Debtors’ Estates, (d) are fair and reasonable, and (e) are in the best interests of the Operating Debtors, their Estates, and holders of Claims and Equity Interests.  Based upon the entire Record of these Chapter 11 Cases and the evidence proffered or adduced at the Confirmation Hearing, the Bankruptcy Court finds that the exculpations and releases set forth in Article IX of the Plan are consistent with the Bankruptcy Code and applicable law.

GG.                           Releases by the Operating Debtors.  The releases of Claims and Causes of Action by the Operating Debtors described in Section 9.3 of the Plan pursuant to section 1123(b)(3)(A) of the Bankruptcy Code represent a sound exercise of the Operating Debtors’ business judgment, are in the best interests of the Operating Debtors’ various constituencies, are an integral element of the transactions incorporated into the Plan, and are important to the overall success of the Plan.  In particular, Section 9.3 states:

On the Effective Date and effective as of the Effective Date, to the fullest extent permitted by applicable law, for good and valuable consideration provided by the Released Parties, including (i) the discharge of debt and all other good and valuable consideration paid pursuant to the Plan and the Settlement Agreement, and (ii) the services of the Released Parties facilitating the expeditious implementation of the Sale Transactions and the liquidation contemplated by the Plan and the Settlement Agreement, each of the Operating Debtors unconditionally, irrevocably and forever discharges and releases the Released Parties from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based on or relating to, or in any manner arising from, in whole or in part, the Operating Debtors, the Settlement Agreement, the Sale Transactions, the Operating Debtors’ and the Post-Effective Date Debtor’s liquidation and wind-down, the Chapter 11 Cases, the negotiation and preparation of the Plan or the Disclosure Statement or upon any other act or omission, transaction, agreement, document, event or other occurrence taking place on or before the Effective Date, including those that the Operating Debtors or Plan Administrator would have been legally entitled to assert in its or their own right (whether individually or collectively) other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes fraud, gross negligence, criminal conduct, malpractice (but solely as to conduct alleged to have occurred after the Confirmation Date), misuse of confidential information that causes damages or ultra vires act as determined by a Final Order.

The foregoing release shall not apply to any express contractual or financial obligations or any right or obligations arising under or that is part of the Plan or any agreements entered into pursuant to, in connection with or contemplated by the Plan.

The releases described in Section 9.3 of the Plan are fair, reasonable and acceptable.  The Released Parties provided good and valuable consideration in exchange for the releases described in Section 9.3 of the Plan, and expended significant time and resources analyzing and negotiating the issues involved therein, while assisting the Operating Debtors to bring these Chapter 11 Cases to a satisfactory conclusion for all parties involved.

HH.                         Releases by Holders of Claims and Equity Interests.  The releases of Claims and Causes of Action by holders of Claims and Equity Interests described in Section 9.4 of the Plan are an important and necessary aspect of the Plan.  In particular, Section 9.4 of the Plan states:

On the Effective Date and effective as of the Effective Date, to the fullest extent permitted by applicable law, any holder of a Claim or Equity Interest that is Impaired or Unimpaired under the Plan shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever released and discharged the Released Parties from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims asserted on behalf of an Operating Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Operating Debtors, the Operating Debtors’ and Post-Effective Date Debtor’s liquidation and wind-down, the Chapter 11 Cases, the Settlement Agreement, the Sale Transactions, the purchase, sale or rescission of the purchase or sale of any security of the Operating Debtors or the Post-Effective Date Debtor, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the business or contractual arrangements between the Operating Debtors and any Released Party, the liquidation of Claims before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement, any related agreements to the foregoing, instruments or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes fraud, gross negligence, criminal conduct, malpractice (but solely as to conduct alleged to have occurred after the Confirmation Date), misuse of confidential information that causes damages or ultra vires act as determined by a Final Order; provided, however, that the releases provided in this Section 9.4 shall not apply to any holder of a Claim that elects to “opt out” of such releases by making such election on its timely submitted Ballot (to the extent that it receives a Ballot) or in a written notice submitted to the Solicitation Agent on or before the Plan Objection Deadline.

Notwithstanding anything to the contrary in the foregoing, the release by holders of Claims and Equity Interests set forth above does not release (a) any Post-Effective Date obligations of any party under the Plan or any document, instrument or agreement (including those set forth in the Plan Supplement, if any) executed to implement the Plan, (b) the Lease Trustee Charging Liens, and (c) any obligation of indemnity by the Directing Lease Certificate Holder Parties to the Lease Trustee.

The releases described in Section 9.4 of the Plan are fully consensual, and are fair, reasonable and acceptable.  Each holder of a Claim against or Equity Interest in the Operating Debtors was given the opportunity to “opt out” of such releases and the corresponding injunction by making a timely written election by the Voting Deadline.  A list of parties that elected to “opt out” of such releases and injunctions is attached hereto as Exhibit B.  To the extent any such holder of a Claim against or Equity Interest in the Operating Debtors did not choose to “opt out” of the releases described in Section 9.4 of the Plan and the corresponding injunction, such holder is deemed to consent to such releases and injunctions.  Any “opt out” of the releases described in Section 9.4 of the Plan and the corresponding injunction shall not be construed to in any way affect any other release, exculpation, or injunction provided in the Plan.

II.                                   Exculpation.  The exculpation provisions set forth in Section 9.6 of the Plan were proposed in good faith and are essential to the Plan.  In particular, Section 9.6 of the Plan states:

Upon and effective as the Effective Date, the Operating Debtors, the Committee, the Lease Trustee, the DIP Lender and all of their respective current and former members (including ex officio members), officers, directors, employees, partners, attorneys, financial advisors, accountants, managed funds, investment bankers, investment advisors, actuaries, professionals, agents and representatives (in each case in their respective capacities as such) (collectively, the “Exculpated Parties”) will all be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including section 1125(e) of the Bankruptcy Code.

Except with respect to any acts or omissions expressly set forth in and preserved by the Plan or for any matters arising under the APAs, the Exculpated Parties and the Directing Lease Certificate Holder Parties shall neither have, nor incur, any liability to any entity for any pre-petition or post-petition act taken or omitted to be taken through and including the Effective Date in connection with, or arising from or relating in any way to:  (i) the Chapter 11 Cases; (ii) formulating, negotiating, preparing, disseminating, implementing, administering, or effecting the consummation of the Sale Transactions, the Disclosure Statement, the PSEG Allocation and payment thereof, the APAs or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other pre-petition or post-petition act taken or omitted to be taken in connection with or in contemplation of the restructuring and liquidation of the Operating

Debtors; (iii) the solicitation of votes for the Plan and the pursuit of Confirmation and consummation of the Plan; and (iv) the administration of the Plan and/or the property to be distributed under the Plan.  In all respects, each Exculpated Party and each Directing Lease Certificate Holder Party shall be entitled to rely upon the advice of counsel concerning his, her or its respective duties under, pursuant to or in connection with the Plan and the Confirmation Order.

The exculpation provisions described in Section 9.6 of the Plan are consistent with section 1125(e) of the Bankruptcy Code and are appropriately tailored to protect the Exculpated Parties from inappropriate litigation and to exclude any causes of action determined by a Final Order to arise from actions or omissions that constitute fraud, gross negligence, criminal conduct, malpractice, misuse of confidential information that causes damages, or an ultra vires act.

JJ.                                   Plan Implementation.  The Plan, any documents and agreements necessary to implement the Plan, and all other relevant and necessary documents described in the Plan, including the APAs and the Transaction Documents, have been negotiated in good faith and at arm’s length, are in the best interests of the Operating Debtors, and shall upon the Effective Date be valid, binding, and enforceable documents and agreements not in conflict with any federal or state law.

KK.                         Binding and Enforceable.  The Plan shall bind any holder of a Claim or Equity Interest and such holder’s respective successors and assigns, whether or not the Claim or Equity Interest is Impaired under the Plan, whether or not such holder has accepted the Plan, and whether or not such holder is entitled to a distribution under the Plan.  The Plan constitutes a legal, valid, binding and authorized obligation of the respective parties thereto and shall be enforceable in accordance with its terms.  Pursuant to section 1142(a) of the Bankruptcy Code, the Plan shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

LL.                             Resolution of Objections.  All parties have had a full and fair opportunity to litigate all issues related to the Plan.  All objections (including the U.S. Trustee Objection) that were not withdrawn or resolved by agreement on or prior to the Confirmation Hearing are hereby overruled, or are otherwise disposed of, as set forth herein and on the record of the Confirmation Hearing.

NOW THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

1.                                      Confirmation.  The Plan is CONFIRMED pursuant to section 1129 of the Bankruptcy Code.  The terms of the Plan and all exhibits thereto are incorporated by reference into and are an integral part of this Confirmation Order and are authorized and approved.  The failure to reference any particular provision of the Plan in this Confirmation Order will have no effect on the Bankruptcy Court’s approval and authorization of, or the validity, binding effect or enforceability of, the Plan in its entirety.

2.                                      Objections.  All objections, including the U.S. Trustee Objection, and any and all other responses, reservations, statements, and comments in opposition to the Plan, other than those resolved or withdrawn with prejudice before or on the record at the Confirmation Hearing (including the Lead Plaintiff Joinder), are overruled on the merits.

3.                                      Plan Implementation.

a.                                      General Authorization.  The transactions described in the Plan are hereby approved.  On or before the Effective Date, and after the Effective Date, as necessary, and without any further order of the Bankruptcy Court or other authority, the Operating Debtors, the Post-Effective Date Debtor, the Plan Administrator and their respective directors, officers, agents, and advisors are authorized and empowered pursuant to section 1142(b) of the Bankruptcy Code and all applicable state and local laws to (i) grant, issue, execute, deliver, file or record any agreement or document, including the Plan or any other documents related thereto, and (ii) take any action necessary or appropriate to implement, effectuate, and consummate the

Plan in accordance with its terms, including, without limitation, (w) distributions in accordance with Article II, §§ 3.2 and 3.3, and Article V of the Plan, (x) the substantive consolidation of the Operating Debtors into a single entity, DNE, (y) the funding of the Reserves, the Fee Claim Reserve, and the Excess Cash Reserve, and (z) taking all necessary steps, including the execution and delivery of the Transaction Documents, to implement the Sale Transactions and consummate the APAs.  All such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court without further approval, act, or action under any applicable law, order, rule, or regulation, including (i) all transfers of assets that are to occur pursuant to the Plan, (ii) the incurrence of all obligations contemplated by the Plan and the making of all distributions under the Plan, and (iii) entering into any and all transactions, contracts, leases, instruments, releases, and other documents and arrangements permitted by applicable law, order, rule, or regulation.  The approvals and authorizations specifically set forth in this Confirmation Order are nonexclusive and are not intended to limit the authority of the Operating Debtors, the Post-Effective Date Debtor, the Plan Administrator, or any officer or authorized representative thereof to take any and all actions necessary or appropriate to implement, effectuate, and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order pursuant to section 1142(b) of the Bankruptcy Code.  Pursuant to section 1142(b) of the Bankruptcy Code, to the extent that, under applicable nonbankruptcy law, any of the foregoing actions would otherwise require approval of the equity holders or directors (or any equivalent body) of the Operating Debtors, such approval shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable law of the jurisdiction of incorporation or formation without any requirement of further action by the equity holders or directors (or any equivalent body) of the Operating Debtors.  On the Effective Date, or as soon thereafter as is practicable, the Operating Debtors, the Post-Effective Date Debtor, or the Plan Administrator shall, if required, file any documents required to be filed in such jurisdictions so as to effectuate the provisions of the Plan.  Any or all documents contemplated herein shall be accepted by each of the respective filing offices and recorded, if required, in accordance with applicable law and shall become effective in accordance with their terms and the provisions of such applicable law.  All counterparties to any documents described in this paragraph are hereby directed to execute such documents as may be required or provided by such documents, without any further order of the Bankruptcy Court.

b.                                      No Action.  Pursuant to section 1142(b) of the Bankruptcy Code, and in accordance with Section 6.9 of the Plan, no action of the respective directors or stockholders of the Operating Debtors, the Post-Effective Date Debtor, or the Plan Administrator shall be required to authorize the entities to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan and any contract, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan.

4.             Transactions Contemplated Under the APAs and Sale Order.  All transactions contemplated under the PSEG Transfer Agreements, the APAs, the Transaction Documents, all other documents related to the Sale Transactions, and the Sale Order are integral components of the Plan and shall be deemed to be transactions occurring under and in connection with the Plan for all purposes, including, without limitation, section 1146(a) of the Bankruptcy Code.

5.             Binding Effect.  On the date of and after entry of this Confirmation Order and subject to the occurrence of the Effective Date, the provisions of the Plan shall bind the Debtors, the Post-Effective Date Debtor, the Buyers, and all holders of Claims against and Equity Interests in the Operating Debtors to the maximum extent permitted by applicable law, whether or not such holder’s Claim or Equity Interest is Impaired under the Plan, whether or not such holder has accepted the Plan, and whether or not such holder is entitled to a distribution under the Plan.

6.             Retention of Causes of Action.  Except as otherwise set forth in the Plan or in this Confirmation Order, (i) all Causes of Action (other than those Causes of Action transferred to the Roseton Buyer pursuant to the Roseton APA and the Sale Order) that are already pending or that have accrued to the Operating Debtors shall vest in the Post-Effective Date Debtor, and (ii) the Plan Administrator shall have the sole authority to prosecute such Causes of Action on behalf of and for the benefit of the Estates and their creditors; it being understood that the costs incurred in connection therewith shall be paid solely out of the Reserves or the Excess Cash Reserve.  No person (other than the Released Parties to the extent of the relevant release or releases) may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Operating Debtors, the

Post-Effective Date Debtor, the Plan Administrator, or the Roseton Buyer, as applicable, will not pursue any and all available Causes of Action against them.  The Operating Debtors, the Post-Effective Date Debtor, the Plan Administrator, and the Roseton Buyer, as applicable, expressly reserve all the rights to prosecute any and all Causes of Action against any Person (other than the Released Parties to the extent of the relevant release or releases) except as otherwise provided in the Plan or the Settlement Agreement.

7.             Releases and Exculpations.  The releases set forth in Sections 9.3, 9.4 and 9.6 of the Plan, and the corresponding injunctions, are incorporated by reference and shall be, and hereby are, approved, and shall be effective upon the occurrence of the Effective Date.  Any “opt-out” of the releases contained in Section 9.4 of the Plan and the corresponding injunction shall not be construed in any way to affect any other release, exculpation, or injunction provided in the Plan.

8.             Injunctions.  The injunctions set forth in Sections 9.5 and 11.2 of the Plan are incorporated by reference and shall be, and hereby are, approved, and shall be effective upon the Effective Date.  In particular, Section 9.5 of the Plan states:

This Plan is the sole means for resolving, paying or otherwise dealing with Claims and Equity Interests.  To that end, except as expressly provided herein, at all times on and after the Effective Date, through and including the date of entry of a Final Decree closing the Chapter 11 Cases, all Persons who have been, are, or may be holders of Claims against or Equity Interests in the Operating Debtors arising before the Effective Date shall be enjoined from taking any of the following actions against or affecting the Operating Debtors, their Estates, the Post-Effective Date Debtor, the Buyers, the Plan Administrator, or any of their respective Assets or property, and with respect to such Claims or Equity Interests (other than actions brought to enforce any rights or obligations under this Plan, or actions brought by the Operating Debtors or Buyers to enforce any rights or obligations under the APAs or any of the other documents executed, or to be executed, in connection with the Sale Transactions):

a.             Commencing or continuing in any manner, directly or indirectly any suit, action, or other proceeding of any kind (including all suits, actions, and proceedings that are pending as of the Effective Date);

b.             enforcing, levying, attaching, collecting, or otherwise recovering by any manner or means whether directly or indirectly any judgment, award, decree, or order;

c.             creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any Lien;

d.             asserting any setoff, right of subrogation, or recoupment of any kind, directly or indirectly against any obligation due to the Operating Debtors, their Estates, the Post-Effective Date Debtor, the Plan Administrator or their property; provided, that any defenses, offsets or counterclaims which the Operating Debtors, the Post-Effective Date Debtor, or the Plan Administrator may have or assert in respect of the above referenced Claims are fully preserved to the extent provided in Section 11.11 hereof; and

e.             proceeding in any manner in any place whatsoever against the Operating Debtors, their Estates, the Post-Effective Date Debtor, the Buyers, the Plan Administrator, or their property, or their property that does not conform to or comply with the provisions of this Plan, the APAs and the Settlement Agreement.

Section 11.2 of the Plan states:

The rights afforded in the Plan and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Equity Interests of any nature whatsoever against the Operating Debtors and their Estates, Assets, properties and interests in property.  Except as otherwise provided herein, on the Effective Date, all Claims against and Equity Interests in the Operating Debtors shall be satisfied, discharged and released in full.  Neither the Post-Effective Date Debtor, the Plan Administrator, nor the Buyers shall be responsible for any pre-Effective Date obligations of the Operating Debtors, except those expressly assumed by the Buyers under the APAs, or as otherwise provided in the Plan.  Except as otherwise provided herein, all Persons shall be precluded and forever barred from asserting against the Post-Effective Date Debtor, the Plan Administrator or the Buyers, or against its or their successors or assigns, Assets, properties, or interests in property any event, occurrence, condition, thing, or other or further Claims or Causes of Action based upon any act, omission, transaction, or other activity of any kind or nature that occurred or came into existence prior to the Effective Date, whether or not the facts of or legal bases therefor were known or existed prior to the Effective Date.

9.             Cancellation of Existing Notes, Securities and Instruments.  On the Effective Date, unless otherwise provided herein, any and all notes, instruments, certificates, securities and other documents evidencing any Claim or Equity Interest (including, without limitation, the Allowed

Lease Trustee Claims) shall be deemed cancelled and annulled without further act or action under any applicable agreement, law, regulation, order or rule (including, without limitation, presentment of any notes, instruments, certificates or securities), and the holders of such Claims or Equity Interest shall only be entitled to receive the treatment provided under the Plan. The Operating Debtors and the PSEG Entities consent (and shall be deemed to have consented) to the cancellation of the Lease Indentures, Pass Through Trust Agreement and other Lease Documents as set forth herein.

10.          Notwithstanding the foregoing, the Lease Indentures and the Pass Through Trust Agreement shall continue in effect solely to the extent necessary to:  (i) allow the Plan Administrator to make Plan Distributions on account of Allowed Lease Trustee Claims; (ii) allow the Lease Trustee to make distributions on account of Allowed Lease Trustee Claims; (iii) permit the Lease Trustee to assert its Lease Trustee Charging Liens against Plan Distributions for payment of the Lease Trustee Fees; (iv) allow the Lease Trustee to maintain any right of indemnification, contribution, subrogation or any other claim it may have under the Lease Indentures or Pass Through Trust Agreement; (v) permit the Lease Trustee to appear in the Chapter 11 Cases or in any other matter described in the Plan as to which, absent such cancellation or extinguishment, the Lease Trustee would otherwise have the right to appear; and (vi) permit the Lease Trustee to perform any functions that are necessary to effectuate the foregoing.

11.          Subsequent to the performance by the Lease Trustee or its agents of any duties that are required under the Plan, this Confirmation Order and/or under the terms of the Lease Documents, the Lease Trustee and its agents shall be relieved of, and released from and deemed to be discharged from, all obligations associated with the Lease Certificates, the Lease Notes, the Lease Indentures, the Pass Through Trust Agreement, the other Lease Documents and any other applicable trust agreements or law.  Except as expressly provided in the Plan, the Lease Trustee is authorized and directed to wind up and terminate the Lease Indentures, the Pass Through Trust Agreement and any other applicable Lease Document.

12.          Treatment of Executory Contracts and Unexpired Leases.  Except as otherwise provided for in the Plan, Sections 2.1 and 2.2 of the Roseton APA, Section 2.1 of the Danskammer APA, and the Sale Order, on the Effective Date, all Unexpired Leases and Executory Contracts of the Operating Debtors shall be deemed rejected in accordance with Section 7.1 of the Plan.  To the extent any party filed a timely objection to the cure amount set forth in the Schedule of Contracts, the Bankruptcy Court may schedule a hearing on such objection subsequent to the Confirmation Date.

13.          Directors and Officers of Post-Effective Date Debtor.  The directors of the Operating Debtors shall be deemed to have resigned as directors of the Operating Debtors upon the occurrence of the Effective Date.  The appointment of Dynegy as the Plan Administrator, and the appointment of Kimberly Peck, Assistant Treasurer of Dynegy, to serve as the authorized representative of the Plan Administrator and as the sole director and officer of the Post-Effective Date Debtor, is hereby approved without the necessity for consent or approval of any stockholders, as of and immediately following the Effective Date.  Pursuant to Section 6.20 of the Plan, after the Confirmation Date, the Plan Administrator is authorized to pay the reasonable fees and expenses of its professionals in the ordinary course of business without any further order from the Bankruptcy Court.

14.          Exemption from Transfer Taxes.  In accordance with section 1146(a) of the Bankruptcy Code, the transactions contemplated by the Plan, including the Sale Transactions, shall not be subject to any tax under any law imposing a stamp tax or similar tax, including any real or personal property transfer tax.

15.          Payment of Statutory Fees.  All fees payable pursuant to section 1930 of title 28 of the United States Code and any interest thereon pursuant to section 3717 of title 31 of the United States Code that are due and payable through the Effective Date shall be paid by the Operating Debtors on or before the Effective Date, and amounts due thereafter shall be paid by the Post-Effective Date Debtor in the ordinary course of business until the Bankruptcy Court enters a Final Decree closing these Chapter 11 Cases, dismisses these Chapter 11 Cases, or converts these Chapter 11 Cases to a case (or cases) under chapter 7 of the Bankruptcy Code.

16.          Governmental Approvals Not Required.  This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan.

17.          Filing and Recording.  This Confirmation Order is and shall be binding upon and shall govern the acts of all Persons or entities including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other Persons and entities who may be required, by operating of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any document or instrument.  Each and every federal, state, and local government agency is hereby directed to accept any and all documents and instruments necessary, useful, or appropriate (including financing statements under the applicable uniform commercial code) to effectuate, implement, and consummate the transactions contemplated by the Plan and this Confirmation Order (including, without limitation, pursuant to the APAs and the other Transaction Documents related to the Sale Transactions) without payment of any stamp tax, recording tax, real or personal property transfer tax, or similar tax imposed by any state or local law.

18.          Terms of Injunctions or Stays.  Unless otherwise provided by an order of the Bankruptcy Court or another court of competent jurisdiction, all injunctions or stays arising under or entered during these Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until entry of a Final Decree.

19.          Notice of Entry of Confirmation Order and Occurrence of the Effective Date.  Within ten (10) days after occurrence of the Effective Date, the Operating Debtors shall file with the Bankruptcy Court and post on the website of the Claims Agent, a notice of the Entry of this Confirmation Order and the occurrence of the Effective Date, substantially in the form annexed hereto as Exhibit C (the “Confirmation Notice”).  Such notice is adequate and sufficient notice of the confirmation of the Plan, the entry of this Confirmation Order, and the occurrence of the Effective Date, and no other or further notice is or shall be necessary.

20.          Administrative Claims Bar Date.  Unless previously filed, requests for payment of Administrative Claims, other than Fee Claims, that have not been paid in the ordinary course of business must be filed and served on the Operating Debtors and their counsel before the date that is 30 days after the Effective Date (the “Administrative Claims Bar Date”).  Holders of Administrative Claims, other than Fee Claims, that do not file and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, their Estates, or the Buyers, and such Administrative Claims shall be deemed discharged as of the Effective Date.  Objections to such requests must be filed by the Operating Debtors and served on the requesting party by the later of (a) forty-five (45) days after the Effective Date and (b) forty-five (45) days after the filing of the applicable request for payment of such Administrative Claims.

21.          Fee Claims.  All entities seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date shall (a) file and serve their respective final applications for allowance of such Fee Claims no later than thirty (30) days after the Effective Date, and (b) if granted such an award by the Bankruptcy Court, be paid in Cash in such amounts as are Allowed by the Bankruptcy Court (to the extent not previously paid by the Operating Debtors or from the Sale Proceeds in accordance with the Settlement Agreement) (i) on the date such Fee Claim becomes an Allowed Fee Claim, or as soon thereafter as is practicable, or (ii) upon such other terms as may be mutually agreed upon between such holder of a Fee Claim and the Post-Effective Date Debtor.  Allowed Fee Claims shall be paid from amounts deposited in the Fee Claims Reserve (to the extent not previously paid by the Operating Debtors or from the Sale Proceeds in accordance with the Settlement Agreement).  The Operating Debtors shall pay retained Professionals or other entities in the ordinary course of business for any work performed after the Effective Date.

22.          Closing Report.  The deadline for the Post-Effective Date Debtor to file a closing report pursuant to Local Bankruptcy Rule 3022-1 is hereby extended, and such report shall be filed with the application for the Final Decree.  The Post-Effective Date Debtor shall continue to file monthly operating reports until the Final Decree is entered.

23.          Effect of Confirmation Order on Other Orders.  Unless expressly provided for herein, nothing in the Plan or this Confirmation Order shall affect any orders previously entered in these Chapter 11 Cases.

24.          Inconsistency.  In the event of any inconsistency between the Plan and this Confirmation Order, this Confirmation Order shall govern.

25.          Retention of Jurisdiction.  Upon the Effective Date, the Bankruptcy Court shall retain jurisdiction over the matters arising in, under, and related to, these Chapter 11 Cases, as set forth in Article X of the Plan and section 1142 of the Bankruptcy Code.

26.          Governing Law.  Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent a document related to the Plan provides otherwise (in which case the governing law specified therein shall be applicable to such exhibit or document), the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to its principles of conflicts of laws.

27.          Severability.  Each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable in accordance with its terms, (b) integral to the Plan and may not be deleted or modified except in accordance with section 11.0 of the Plan, and (c) nonseverable and mutually dependent.

28.          Stay of Confirmation Order.  The requirements under Bankruptcy Rule 3020(e) that an order confirming a plan is stayed until the expiration of fourteen (14) days after entry of the order is hereby waived.  This Confirmation Order shall take effect immediately and shall not be stayed pursuant to Bankruptcy Rules 3020(e), 6004(g), 6006(d), or 7062.

29.          References to Plan Provisions.  The failure to specifically include or refer to any article, section, or provision in the Plan, or related agreement or transaction in this Confirmation Order, shall not diminish or impair the effectiveness of such article, section, provision, related agreement or transaction.

Dated:	March 15, 2013
Poughkeepsie, New York

/s/ Cecelia G. Morris
THE HONORABLE CECELIA G. MORRIS,
CHIEF UNITED STATES BANKRUPTCY JUDGE

Exhibit A

Plan Modifications (Changed Pages Only)

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
x

:
In re:	:	Chapter 11
:
DYNEGY HOLDINGS, LLC, et al.,(1)	:	Case No. 11-38111 (CGM)
:
	:	Jointly Administered
Debtors.	:

x

OPERATING DEBTORS’ JOINT PLAN OF LIQUIDATION PURSUANT TO

CHAPTER 11 OF THE BANKRUPTCY CODE

SIDLEY AUSTIN LLP

James F. Conlan (pro hac vice)

Paul S. Caruso

Joel G. Samuels (pro hac vice)

Brian J. Lohan (pro hac vice)

787 Seventh Avenue

New York, New York 10019

Telephone: (212) 839-5300

Facsimile:  (212) 839-5599

COUNSEL FOR THE OPERATING

DEBTORS AND DEBTORS IN

POSSESSION

Dated:  ~~January 23,~~March 8, 2013

(1)              The Operating Debtors, together with the last four digits of each Operating Debtor’s federal tax identification number, are Dynegy Northeast Generation, Inc. (6760); Hudson Power, L.L.C. (NONE); Dynegy Danskammer, L.L.C. (9301); and Dynegy Roseton, L.L.C. (9299).  The location of the corporate headquarters and the service address for Dynegy Northeast Generation, Inc. and Hudson Power, L.L.C. is 601 Travis Street Ste. 1400, Houston, Texas 77002.  The location of the service address for Dynegy Roseton, L.L.C. is 992 River Road, Newburgh, New York 12550.  The location of the service address for Dynegy Danskammer, L.L.C. is 994 River Road, Newburgh, New York 12550.

i

5.12.	Fractional Cents	~~15~~16
5.13.	Third Party Agreements; Subordination	~~15~~16
5.14.	Release of Funds in Reserves	~~15~~16
5.15.	Additional Reserve Funding	16
5.16.	Allowance of Lease Trustee Claims	16
5.17.	Certificate of Completion of Distributions	16

ARTICLE VI. MEANS FOR IMPLEMENTATION OF THE PLAN		~~16~~17

6.1.	Substantive Consolidation/Merger/Dissolution	~~16~~17
6.2.	Settlement of Certain Claims	~~16~~17
6.3.	Implementing Actions	17
6.4.	Conditions to Plan Effectiveness	~~17~~18
6.5.	Waiver of Conditions	~~18~~19
6.6.	Satisfaction of Conditions	~~18~~19
6.7.	Non-Occurrence of the Effective Date	19
6.8.	Continuing Existence of the Post-Effective Date Debtor	19
6.9.	Corporate Action	~~19~~20
6.10.	Transactions Contemplated Under the APAs and Sale Order	~~19~~20
6.11.	Vesting of Assets in the Post-Effective Date Debtor	~~19~~20
6.12.	Subsequent Dissolution/Records	20
6.13.	Plan Administrator	~~20~~21
6.14.	Duties and Powers of the Plan Administrator	~~20~~21
6.15.	No Agency Relationship, Limitation of Liability of Plan Administrator, Indemnification and Insurance	~~21~~22
6.16.	Dissolution of Committee	22
6.17.	Causes of Action	22
6.18.	Remaining Assets	23
6.19.	Counterclaims	~~23~~24
6.20.	Post Confirmation Date Professional Fees	~~23~~24
6.21.	Post-Effective Date Reserve	24
6.22.	Closing of the Operating Debtors’ Chapter 11 Cases	~~24~~25

ARTICLE VII. TREATMENT OF EXECUTORY CONTRACTS AND LEASES		~~24~~25

7.1.	Contracts and Leases Not Specifically Assumed and Assigned Are Rejected	~~24~~25
7.2.	Bar Date for Filing Claim for Rejection Damages	~~24~~25
7.3.	Cure	25
7.4.	Preexisting Obligations to the Operating Debtors Under Executory Contracts and Unexpired Leases	~~25~~26

ARTICLE VIII. PROVISIONS REGARDING TREATMENT OF DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS		~~25~~26

8.1.	Disputed General Unsecured Claims Reserve	~~25~~26
8.2.	Objections to and Resolution of Disputed Claims	26
8.3.	No Distributions Pending Allowance	~~26~~27
8.4.	Estimation of Claims	~~26~~27
8.5.	No Post-Effective Date Interest	~~26~~27

ii

ARTICLE IX. EFFECTS OF CONFIRMATION OF THE PLAN		27

9.1.	Release of Liens	27
9.2.	Exemption from Certain Taxes and Fees	27
9.3.	Releases by the Operating Debtors	~~27~~28
9.4.	Releases by Holders of Claims and Equity Interests	~~28~~29
9.5.	Injunction Enjoining Holders of Claims Against the Operating Debtors	29
9.6.	Exculpation of Operating Debtors, Committee, and Lease Trustee	~~29~~30
9.7.	Cancellation of Existing Notes, Securities and Instruments	~~30~~31
9.8.	Disallowance of Claims	31
9.9.	Amendments to Claims	~~31~~32
9.10.	Compromise and Settlement of Claims, Equity Interests and Controversies	~~31~~32
9.11.	Special Provision Governing Accrued Fee Claims and Final Fee Applications	32
9.12.	Asset Purchase Agreements	32
9.13.	DH/Dynegy Plan	~~32~~33

ARTICLE X. RETENTION OF JURISDICTION		~~32~~33

ARTICLE XI. MISCELLANEOUS PROVISIONS		34

11.1.	Substantial Consummation	34
11.2.	Satisfaction of Claims	34
11.3.	Special Provisions Regarding Insured Claims	~~34~~35
11.4.	Notices	35
11.5.	Headings	~~37~~38
11.6.	Governing Law	~~37~~38
11.7.	Limitation on Notice	38
11.8.	Plan Supplement	~~38~~39
11.9.	Amendment or Modification of the Plan	~~38~~39
11.10.	Revocation and Withdrawal of the Plan	39
11.11.	Setoff Rights	~~39~~40
11.12.	Compliance with Tax Requirements	~~39~~40
11.13.	Binding Effect	40
11.14.	Successors and Assigns	40
11.15.	Entire Agreement	~~40~~41
11.16.	Severability	~~40~~41
11.17.	No Admissions	~~40~~41

iii

9.2.         Exemption from Certain Taxes and Fees

Pursuant to, and to the fullest extent permitted by, section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to, in contemplation of, or in connection with, the Plan or pursuant to:  (i) the issuance, distribution, transfer, or exchange of any debt, equity interest, security interest, or other interest in the Operating Debtors, (ii) the creation, modification, consolidation, assumption, termination, refinancing and/or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means, (iii) the making, assignment or recording of any lease or sublease, or (iv) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan including any deeds, bills of sale, assignments or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local government officials or agents shall, and shall be directed to, forgo the collection of any such tax, recordation fee or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee or government assessment. For the avoidance of doubt all transactions contemplated to occur in connection with the Sale Transactions are deemed to occur in contemplation of, or in connection with, and are related to, the Plan.  The Bankruptcy Court shall retain specific jurisdiction with respect to these matters.

9.3.         Releases by the Operating Debtors

On the Effective Date and effective as of the Effective Date, to the fullest extent permitted by applicable law, for good and valuable consideration provided by the Released Parties, including (i) the discharge of debt and all other good and valuable consideration paid pursuant to the Plan and the Settlement Agreement, and (ii) the services of the Released Parties facilitating the expeditious implementation of the Sale Transactions and the liquidation contemplated by the Plan and the Settlement Agreement, each of the Operating Debtors unconditionally, irrevocably and forever discharges and releases the Released Parties from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based on or relating to, or in any manner arising from, in whole or in part, the Operating Debtors, the Settlement Agreement, the Sale Transactions, the Operating Debtors’ and the Post-Effective Date Debtor’s liquidation and wind-down, the Chapter 11 Cases, the negotiation and preparation of the Plan or the Disclosure Statement or upon any other act or omission, transaction, agreement, document, event or other occurrence taking place on or before the Effective Date, including those that the Operating Debtors or Plan Administrator would have been legally entitled to assert in its or their own right (whether individually or collectively) other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes fraud, gross negligence, criminal conduct, malpractice (but solely as to conduct  alleged to have occurred after the Confirmation Date), misuse of confidential information that causes damages or ultra vires act as determined by a Final Order.

28

The foregoing release shall not apply to any express contractual or financial obligations or any right or obligations arising under or that is part of the Plan or any agreements entered into pursuant to, in connection with or contemplated by the Plan.

9.4.                             Releases by Holders of Claims and Equity Interests

On the Effective Date and effective as of the Effective Date, to the fullest extent permitted by applicable law, any holder of a Claim or Equity Interest that is Impaired or Unimpaired under the Plan shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever released and discharged the Released Parties from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims asserted on behalf of an Operating Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Operating Debtors, the Operating Debtors’ and Post-Effective Date Debtor’s liquidation and wind-down, the Chapter 11 Cases, the Settlement Agreement, the Sale Transactions, the purchase, sale or rescission of the purchase or sale of any security of the Operating Debtors or the Post-Effective Date Debtor, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the business or contractual arrangements between the Operating Debtors and any Released Party, the liquidation of Claims before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement, any related agreements to the foregoing, instruments or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes fraud, gross negligence, criminal conduct, malpractice (but solely as to conduct alleged to have occurred after the Confirmation Date), misuse of confidential information that causes damages or ultra vires act as determined by a Final Order; provided, however, that the releases provided in this Section 9.4 shall not apply to any holder of a Claim that elects to “opt out” of such releases by making such election on its timely submitted Ballot (to the extent that it receives a Ballot) or in a written notice submitted to the Solicitation Agent on or before the Plan Objection Deadline.

Notwithstanding anything to the contrary in the foregoing, the release by holders of Claims and Equity Interests set forth above does not release (a) any Post-Effective Date obligations of any party under the Plan or any document, instrument or agreement (including those set forth in the Plan Supplement, if any) executed to implement the Plan, (b) the Lease Trustee Charging Liens, and (c) any obligation of indemnity by the Directing Lease Certificate Holder Parties to the Lease Trustee.

9.5.                             Injunction Enjoining Holders of Claims Against the Operating Debtors

This Plan is the sole means for resolving, paying or otherwise dealing with Claims and Equity Interests.  To that end, except as expressly provided herein, at all times on and after the Effective Date, through and including the date of entry of a Final Decree closing the Chapter 11 Cases, all Persons who have been, are, or may be holders of Claims against or Equity Interests in the Operating Debtors arising before the Effective Date shall be enjoined from taking any of the

29

Dated: ~~January 23,~~March 8, 2013
Respectfully submitted,

DYNEGY ROSETON, L.L.C.

	By:	/s/ Catherine Callaway
		Name:	Catherine Callaway
		Title:	Executive VP & General Counsel

DYNEGY DANSKAMMER, L.L.C.

	By:	/s/ Catherine Callaway
		Name:	Catherine Callaway
		Title:	Executive VP & General Counsel

HUDSON POWER, L.L.C.

	By:	/s/ Catherine Callaway
		Name:	Catherine Callaway
		Title:	Executive VP & General Counsel

DYNEGY NORTHEAST GENERATION, INC.

	By:	/s/ Catherine Callaway
		Name:	Catherine Callaway
		Title:	Executive VP & General Counsel

EXHIBIT “A”

GLOSSARY OF DEFINED TERMS

1.                                           “Additional GUC Distribution” means, pursuant to Section 3.3 of the Plan, those funds, if any, remaining in the Excess Cash Reserve after payment in full of the DIP Claim and Lease Trustee Administrative Claims, to be distributed to holders of Class 3A through 3D — Allowed General Unsecured Claims and Class 5 — Lease GUC Claims on the Final Distribution Date pursuant to Sections 3.2(c)(iii) and 3.2(e)(iii) of the Plan.

2.                                              “Administrative and Secured Claims Reserve” means the reserve funded by the Operating Debtors pursuant to Section 2.2(b) of the Plan to ensure sufficient funds to pay all Administrative Claims and Secured Claims that shall or may become Allowed Administrative Claims and Allowed Secured Claims.

3.                                              “Administrative Claim” means a Claim incurred by the Operating Debtors or their respective Estates on or after the Petition Date, and before the Effective Date for a cost or expense of administration in the Chapter 11 Cases entitled to priority under sections 503(b) and 507(a)(2) of the Bankruptcy Code, including, without limitation, (a) Fee Claims, (b) any fees or charges assessed against the Estate of the Operating Debtors under section 1930 of chapter 123 of title 28 of the United States Code, (c) the DIP Claims, and (d) the Lease Trustee Administrative Claims.

4.                                              “Administrative Claims Bar Date” means the deadline to file a request for payment of an Administrative Claim, other than Fee Claims, which date shall be ~~45~~30 days after the Effective Date.

5.                                              “Affiliate” means, with respect to any Person, all Persons that would fall within the definition assigned to such term in section 101(2) of the Bankruptcy Code, if such Person was a debtor in a case under the Bankruptcy Code.

6.                                              “Allowed,” when used

(a)                                with respect to any Claim, except for a Claim that is an Administrative Claim, means such Claim to the extent it is not a Disputed Claim or a Disallowed Claim; and

(b)                                 with respect to an Administrative Claim, means such Administrative Claim to the extent it has become fixed in amount and priority pursuant to the procedures set forth in Section 2.2(c) of the Plan or is deemed allowed pursuant to Section 2.2(c) of the Plan.

7.                                      “APAs” means, collectively, the Roseton APA and Danskammer APA.

8.                                      “Assets” means all rights, title and interest of any nature in property of any kind, wherever located, as specified in section 541 of the Bankruptcy Code; for the avoidance of doubt, from and after the Effective Date, “Assets” shall not include any of the assets sold to the Buyers pursuant to the APAs.

A-1

Transactions, as part of the allocation contemplated by Sections II.d.(iii) and (iv) of the Settlement Agreement.

46.                             “DIP Claims” means the Administrative Claims against the Operating Debtors arising from the Intercompany Credit Facility (as defined in the DIP Order).

47.                             “DIP Lender” means Dynegy Holdings, LLC as lender under the Intercompany Credit Facility (as defined in the DIP Order), and any successor thereto.

48.                             “DIP Order” means the Final Order (I) Authorizing Dynegy Holdings, LLC to Provide Intercompany Post-Petition Financing to its Debtor Subsidiaries Under Sections 362, 363 and 364 of the Bankruptcy Code, and (II) Granting Related Relief [Docket No. 225], as amended from time to time.

49.                             “Directing Lease Certificate Holder Parties” has the meaning ascribed to it in the Settlement Agreement.

50.                             “Disallowed” when used with respect to a Claim, means a Claim, or such portion of a Claim, that has been disallowed by a Final Order.

51.                             “Disclosure Statement” means the disclosure statement filed with respect to the Plan, as it may be amended, supplemented, or otherwise modified from time to time, and the exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

52.                             “Disclosure Statement Order” means the order entered by the Bankruptcy Court in the Chapter 11 Cases [Docket No. 1298] (a) approving the Disclosure Statement as containing adequate information required under section 1125 of the Bankruptcy Code, and (b) authorizing the use of the Disclosure Statement for soliciting votes on the Plan.

53.                             “Disputed” when used with respect to a Claim, means such Claim: (i) to the extent it is listed in the Schedules as disputed, contingent, or unliquidated, in whole or in part, and as to which no Proof of Claim has been filed; (ii) if it is listed in the Schedules as undisputed, liquidated, and not contingent and as to which a Proof of Claim has been filed with the Bankruptcy Court, to the extent (A) the Proof of Claim amount exceeds the amount indicated in the Schedules, or (B) the Proof of Claim priority differs from the priority set forth in the Schedules; (iii) if it is not listed in the Schedules or was listed in the Schedules as disputed, contingent or unliquidated, in whole or in part, but as to which a Proof of Claim has been filed with the Bankruptcy Court; or (iv) as to which an objection has been filed on or before the Claim Objection Deadline; provided, however, that a Claim (i) that is fixed in amount and priority pursuant to the Plan or by Final Order of the Bankruptcy Court or (ii) with respect to which a Proof of Claim has been timely filed and no objection has been filed by the Claim Objection Deadline, shall not be a Disputed Claim.

54.                             “Disputed General Unsecured Claims Reserve” means the reserve funded by the Operating Debtors pursuant to Section 8.1 of the Plan to ensure sufficient funds to pay all Disputed General Unsecured Claims in accordance with Section 3.2(c) of the Plan to the extent that such Claims become Allowed General Unsecured Claims.

A-5

Exhibit B

List of Parties Electing to Opt Out of Releases Set Forth in Section 9.4 of the Plan

Plan Class		Ballot Number	Claim Name
3D	GUC against Dynegy Danskammer	13	PATRIOT COAL SALES LLC
3D	GUC against Dynegy Danskammer	22	ZINTER HANDLING INC
3D	GUC against Dynegy Danskammer	N/A	PEABODY COLATRADE, LLC
4A	Convenience Claims Against Dynegy Northeast Generation	29	TANNOR PARTNERS CREDIT FUND, LP
4C	Convenience Claims Against Dynegy Roseton	30	TANNOR PARTNERS CREDIT FUND, LP
4C	Convenience Claims Against Dynegy Roseton	31	TANNOR PARTNERS CREDIT FUND, LP
4C	Convenience Claims Against Dynegy Roseton	26	TANNOR PARTNERS CREDIT FUND, LP
4C	Convenience Claims Against Dynegy Roseton	33	CROWN EQUIPMENT CORPORATION
4D	Convenience Claims Against Dynegy Danskammer	34	CROWN EQUIPMENT CORPORATION
4D	Convenience Claims Against Dynegy Danskammer	25	TANNOR PARTNERS CREDIT FUND, LP
4D	Convenience Claims Against Dynegy Danskammer	21	SHEPPARD T POWELL ASSOC LLC
4D	Convenience Claims Against Dynegy Danskammer	24	TANNOR PARTNERS CREDIT FUND, LP
4D	Convenience Claims Against Dynegy Danskammer	27	TANNOR PARTNERS CREDIT FUND, LP
4D	Convenience Claims Against Dynegy Danskammer	32	TANNOR PARTNERS CREDIT FUND, LP
4D	Convenience Claims Against Dynegy Danskammer	28	TANNOR PARTNERS CREDIT FUND, LP
4D	Convenience Claims Against Dynegy Danskammer	18	XEROX CORPORATION
4D	Convenience Claims Against Dynegy Danskammer	35	M AND O SANITATION

Plan Class		CUSIP	Participant Name
5	Lease GUC Claims	777774AF7	Brown Brothers Harriman & Co.
5	Lease GUC Claims	777774AF7	Brown Brothers Harriman & Co.
5	Lease GUC Claims	777774AF7	Bank of New York Mellon, (The)
5	Lease GUC Claims	777774AF7	Bank of New York Mellon, (The)
5	Lease GUC Claims	777774AF7	Bank of New York Mellon, (The)
5	Lease GUC Claims	777774AF7	Bank of New York Mellon, (The)
5	Lease GUC Claims	777774AF7	Bank of New York Mellon, (The)
5	Lease GUC Claims	777774AF7	BNY Mellon/Mellon Trust of New England, N.A.
5	Lease GUC Claims	777774AF7	BNY Mellon/Mellon Trust of New England, N.A.
5	Lease GUC Claims	777774AF7	BNY Mellon/Mellon Trust of New England, N.A.
5	Lease GUC Claims	777774AF7	BNY Mellon/Mellon Trust of New England, N.A.
5	Lease GUC Claims	777774AF7	State Street Bank and Trust Company
5	Lease GUC Claims	777774AF7	State Street Bank and Trust Company
5	Lease GUC Claims	777774AF7	State Street Bank and Trust Company
5	Lease GUC Claims	777774AF7	State Street Bank and Trust Company
5	Lease GUC Claims	777774AF7	State Street Bank and Trust Company
5	Lease GUC Claims	777774AF7	State Street Bank and Trust Company
5	Lease GUC Claims	777774AF7	State Street Bank and Trust Company
5	Lease GUC Claims	777774AF7	State Street Bank and Trust Company
5	Lease GUC Claims	777774AF7	State Street Bank and Trust Company

5	Lease GUC Claims	777774AF7	State Street Bank and Trust Company
5	Lease GUC Claims	777774AF7	State Street Bank and Trust Company
5	Lease GUC Claims	777774AF7	State Street Bank and Trust Company
5	Lease GUC Claims	777774AF7	State Street Bank and Trust Company
5	Lease GUC Claims	777774AF7	State Street Bank and Trust Company
5	Lease GUC Claims	777774AF7	State Street Bank and Trust Company
5	Lease GUC Claims	777774AF7	State Street Bank and Trust Company
5	Lease GUC Claims	777774AF7	State Street Bank and Trust Company
5	Lease GUC Claims	777774AF7	State Street Bank and Trust Company

Exhibit C

Notice of (A) Entry of Confirmation Order and (B) Occurrence of Effective Date

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
[x]

In re: DYNEGY HOLDINGS, LLC, et al.,(1) Debtors.	: : : : : : :	Chapter 11 Case No. 11-38111 (CGM) Jointly Administered

[x]

NOTICE OF (A) ENTRY OF ORDER CONFIRMING THE OPERATING DEBTORS’

JOINT PLAN OF LIQUIDATION PURSUANT TO CHAPTER 11 OF THE

BANKRUPTCY CODE AND (B) OCCURRENCE OF THE EFFECTIVE DATE

TO ALL CREDITORS, INTEREST HOLDERS AND OTHER PARTIES IN INTEREST:

PLEASE TAKE NOTICE that an order [Docket No.    ] (the “Confirmation Order”) confirming the Operating Debtors’ Joint Plan of Liquidation Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 1295] (as it may be modified, the “Plan”), was entered by the Honorable Cecilia G. Morris, United States Bankruptcy Judge (the “Bankruptcy Court”), on [           ], 2013.

PLEASE TAKE FURTHER NOTICE that copies of the Confirmation Order, the Plan, and all other documents filed in the Operating Debtors’(2) Chapter 11 Cases may be obtained from (i) https://ecf.nysb.uscourts.gov/ and http://dm.epiq11.com/dynegyholdingsllc or (ii) by written request sent to the following address: Dynegy Ballot Processing Center, c/o Epiq Bankruptcy Solutions LLC, FDR Station, P.O. Box 5014, New York, NY 10150.

PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan occurred on [              ], 2013

PLEASE TAKE FURTHER NOTICE that the Plan and its provisions are binding on the Operating Debtors, the Post-Effective Date Debtor, any holder of a Claim against or Equity Interest in the Operating Debtors and such holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such holder is Impaired under the Plan and whether

(1) The Operating Debtors, together with the last four digits of each Operating Debtor’s federal tax identification number, are Dynegy Northeast Generation, Inc. (6760); Hudson Power, L.L.C. (NONE); Dynegy Danskammer, L.L.C. (9301); and Dynegy Roseton, L.L.C. (9299). The location of the corporate headquarters and the service address for Dynegy Northeast Generation, Inc. and Hudson Power, L.L.C. is 601 Travis Street Ste. 1400, Houston, Texas 77002. The location of the service address for Dynegy Roseton, L.L.C. is 992 River Road, Newburgh, New York 12550. The location of the service address for Dynegy Danskammer, L.L.C. is 994 River Road, Newburgh, New York 12550.

(2) Unless otherwise stated, all capitalized terms not defined herein shall have the same meaning as set forth in the Plan.

or not such holder or entity voted to accept the Plan.

Dated: March [ ], 2013	Respectfully submitted,

SIDLEY AUSTIN LLP

James F. Conlan (pro hac vice)
Paul S. Caruso
Joel G. Samuels (pro hac vice)
Brian J. Lohan (pro hac vice)
787 Seventh Avenue
New York, New York 10019
Telephone: (212) 839-5300
Facsimile: (212) 839-5599

COUNSEL FOR THE OPERATING DEBTORS AND DEBTORS IN POSSESSION